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EXHIBIT 99.1

CONFERENCE CALL TRANSCRIPT

SCST - Q2 2004 SCS TRANSPORTATION EARNINGS CONFERENCE CALL
EVENT DATE/TIME: JUL. 16. 2004 / 9:30AM ET

OPERATOR

Welcome to the SCS Transportation second-quarter earnings conference call. This call is being recorded. With us today are Bert Trucksess, Chairman, President and CEO, Jim Bellinghausen, Vice President of Finance and CFO, and Greg Drown, Treasurer. (OPERATOR INSTRUCTIONS). I will now turn the call over to Greg Drown.

GREG DROWN

Good morning, everyone. We trust you have a copy of our press release, and it is also available on our website. As you know, the SEC encourages companies to disclose forward-looking information, so investors can better understand the future prospects of a company and make informed investment decisions. During this call, some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 could be made. These forward-looking statements, and all other statements that may be made on this call that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our earnings release and our most recent SEC filings for more information on the specific risk factors that could cause actual results to differ. I will now turn the call over to Bert Trucksess.

BERT TRUCKSESS

Thank you, Greg. Good morning to everyone. The second quarter marked the successful completion of the integration of Clark Bros. into Saia, a strategic acquisition that expanded the geographic footprint of Saia from 21 to 30 states. Also during the quarter, both Saia and Jevic leveraged a strong economy with solid operational performance to slightly exceed the midpoint of our earnings guidance. We would have exceeded the upper end of our guidance, which was 38 cents, had it not been for some adverse volatility in severe accident expense at Saia. Overall, we are encouraged with our progress and feel confident in raising our earnings guidance for the second half of the year.

To begin our discussion, I'll ask Jim Bellinghausen to review our consolidated results for the second quarter.

JIM BELLINGHAUSEN

Thank you, Bert. Good morning, everyone. We're pleased to report consolidated revenue for the second quarter was 248 million, up 19 percent from the second quarter of 2003. If we exclude fuel surcharges, which were higher in the second quarter of this year, revenue was up 17 percent. The increased revenue was evenly split between core growth and the impact from the acquisition.

During June, both Saia and Jevic implemented general rate increases of approximately 6 percent, similar to increases implemented during the second quarter of 2003. The increases did not have a material impact on year-over-year comparisons.

Operating income for the second quarter was 11.4 million, up 28 percent from 8.9 million in the second quarter of 2003. Included in operating expenses are approximately $1.1 million of integration charges, consistent with our expectation and relating to the Clark acquisition. During the second quarter, we were also negatively impacted by higher-than-expected accident expense at Saia, resulting in our consolidated auto liability expense being 2.6 percent of revenue, excluding fuel surcharges. This is about $1.4 million more than our actual run rate for the past three years, which has been about 2 percent, indicative of the expense volatility of large deductible insurance programs.

Increased holding company expenses were offset by gains on the sale of revenue equipment, and a reduction in our effective tax rate. Based on our expected profitability for the year, our forecasted annual effective tax rate is now 40 percent. The effective tax rate for the second quarter was 39.6 percent, reflecting a slight true up to this lower annual rate.

Our net income was 5.5 million in the second quarter, a 40 percent increase from net income of 3.9 million in the prior year quarter. Second quarter 2004 earnings per share were 36 cents, up 38 percent, or 26 cents, in the prior quarter. Included in earnings per share are the integration charges, which amounted to four cents per share, and the higher than planned accident expenses at Saia, which we estimate impacted earnings about six cents per share.

Our cash on hand and available borrowing capacity continued to give us flexibility to fund further growth initiatives. We had no borrowings under our revolving credit facility during the quarter. As of June 30th, debt net of our 21 million cash position, was 102 million, and our net debt
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to capital ratio was 34 percent. The significant cash balance is largely due to the timing of capital expenditures, which we expect to be higher in the third quarter.

Year-to-date, net capital expenditures for the acquisition of property and equipment were 16 million. We expect total net capital expenditures for the acquisition of property and equipment to be approximately 60 million for the year. The large majority of capital expenditures for the year are for replacement of revenue equipment. Depreciation for 2004 is expected to be approximately 48 million. I will now turn it back to Bert to discuss details on operating performance.

BERT TRUCKSESS

Thank you, Jim. Our growth and profitability initiatives continue to show results, and we're also benefiting from positive macro trends. Overall demand is strong due to the strength of the economy, and some benefit to the LTL sector from the implementation of the hours of service rules.

Meanwhile, industry supply has remained relatively flat due to limited growth of both drivers and equipment, as well as affects from industry consolidation. We believe strong demand with tight capacity will continue at least through the balance of 2004, providing opportunity to continue to make gains in efficiency, pricing, and mix management.

In further reviewing the second quarter, let me start with Saia. During the quarter, Saia successfully completed the integration of the Clark Bros. operation, adding nine new states in 3600 new lanes, many with enhanced service standards. As expected, the new operation dealt with some transition issues, but service and efficiency in the new territory are now better than pre-integration levels and rapidly approaching Saia's historical network standards.

Except as noted, Saia results reflect the combined 30 state operation for this year, versus Saia's stand-alone results for 2003. Saia posted solid performance on strength in both LTL and truckload volume, along with improving yield trends and operating efficiencies. Revenue was up 24 percent to 165 million. Saia second-quarter revenue was up about 10 percent on a pro forma basis, versus what the combined Saia and Clark revenue would have been in the second quarter of 2003. Saia operating income was 9.1 million, up 15 percent from the second quarter of 2003.

Excluding the impact of integration charges, operating income was up 29 percent and the operating ratio improved 30 basis points to 93.8. As Jim mentioned, Saia was also impacted by higher-than-expected accident expenses of about 1.4 million, and this adversely impacted their operating margin by about 85 basis points. Saia's reported LTL revenue per hundredweight was down .6 percent from the prior year quarter; however, after adjusting for various factors, we estimate LTL yield was actually up about 1.5 percent. These factors include the addition of Clark Bros. business at a lower average yield, an increasing weight per shipment, a slight increase in the length of Hall, and a favorable revenue reserve adjustment in the second quarter of last year.

It should be noted that the revenue per shipment, excluding fuel surcharge, on a pro forma basis with Clark included in the prior year, was up 4.3 percent. In addition, Saia saw steady improvement in LTL yields through the quarter, and improving trends on contract renewal performance. Overall, we are pleased with Saia's progress in the quarter -- completing the integration of the Midwest territory on schedule, while continuing to make gains in growth and profitability initiatives.

Next, looking at Jevic, we are particularly pleased with their significant progress on a number of fronts. First of all, ongoing operating initiatives produced the highest combined levels of service reliability and cost management that Jevic has enjoyed in years. Secondly, sales and marketing initiatives produce consistent volume growth and improved yields. Jevic operating income for the second quarter was 3.6 million, up 128 percent versus 1.6 million in the second quarter of 2003. The operating ratio improved 220 basis points to 95.7.

Revenue was 89 million, up 11 percent from the second quarter of 2003. LTL tonnage rose approximately two percent, while truckload tons, which account for just over 50 percent of Jevic volume, rose about 9 percent. Over half the truckload growth can be attributed to gains in its back-haul sales effort, which adds revenue, reduces empty miles, and increases asset utilization.

Jevic is also growing its service options to enhance customer service. During the second quarter, guaranteed service revenue rose 36 percent from the prior-year quarter, reaching almost eight percent of total revenue. Truckload brokerage revenue, although still a small portion of the total, rose 41 percent to 3.1 million.

Importantly, Jevic achieved meaningful pricing improvement in the second quarter. Excluding fuel surcharge, LTL revenue per hundredweight rose 3.9 percent from a year earlier and truckload revenue per hundredweight increased
3.2 percent. Despite a tight and challenging market for qualified drivers, Jevic has been able to maintain driver levels sufficient to handle current business volume. However, the Company recognizes the impact of driver availability on growth, performance, and capacity. Thus, it maintains an aggressive recruiting and retention effort that we believe will help ensure driver levels are adequate for growing volumes.
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In summary, Jevic achieved significant performance improvement in the second quarter and we believe it is positioned for further second half improvement.

And that brings me to our consolidated earnings guidance for the remainder of 2004. Based on our economic outlook, and company-specific initiatives, including planned wage increases in the current quarter, we expect third quarter earnings per share in the range of 51 to 57 cents.

We have raised our expectations for the full-year to a range of $1.52 to $1.60. The full range includes the completed integration charges of 2.1 million, or approximately 8 cents a share, related to the Clark acquisition. Thus, our full-year earnings guidance on an operating basis is $1.60 to $1.68. While our guidance assumed some routine gains and losses on sales of revenue equipment, we're also in the process of marketing some excess real estate, and this should bring in gains over and above this guidance. Although this would impact reported earnings, we believe the ranges we discussed best reflect ongoing operating performance.

In closing, we are encouraged by our current progress and excited about the opportunities for continued future improvement. Now we would be happy to open it up for your questions.

QUESTION AND ANSWER

OPERATOR

(OPERATOR INSTRUCTIONS). Jack Waldo, Stephens Inc.

JACK WALDO

Nice quarter. My first question -- with regard to the marketing of excess real estate. Could you out some dollar figures, just kind of a range, on that?

BERT TRUCKSESS

No, not really. We just have a couple of properties that would be over and above kind of our ordinary course of business. And I would rather wait until those transactions actually get consummated. I guess the one thing I would tell you, I would expect the earnings per share amount to be greater than the Clark integration charges.

JACK WALDO

Just to be clear, that does not take into your operating EPS guidance of $1.60 to $1.68, correct?

BERT TRUCKSESS

That's correct. And those transactions may either be in the third quarter or fourth quarter.

JACK WALDO

On the pricing environment, could you give us a little bit more color -- it sounds like things are improving throughout the quarter. Is that correct?

BERT TRUCKSESS

Yes. I think, clearly, there's been a strengthening as the quarter's progressed.

JACK WALDO

And based on what you've seen so far in this quarter, those trends continue?

BERT TRUCKSESS
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Yes. We are encouraged at both the opportunity for real price increase, and with volumes being as strong as they've been, we have been in a mode of having to take action on some freight that really wasn't up to current standards.

JACK WALDO

Any particular area that's a little bit more price aggressive within the country than other areas?

BERT TRUCKSESS

Not really. I think as much as the factors -- the pricing environment has improved, I would still characterize it as overall a competitive environment. And there can be pockets or transactions that depart from a macro trend here and there, but overall, I think the improved bias is pretty much up across the board.

JACK WALDO

How much of an impact do you think Red Star's closing has had on the pricing in the Northeast?

BERT TRUCKSESS

That's a good question. I think certainly in Jevic's case, with the type of freight mix that they go after, there wasn't a direct overlap -- it wasn't the type of business that in mass at Jevic would typically pick up. They probably got some volume gain. But a Company of that size, when they go out of business, has got to help the overall supply demand balance. And I'm sure Jevic got some benefit from that. It's just not one that I can quantify.

JACK WALDO

With regard -- a few more questions. One is -- on the Clark acquisition, it sounds like things are going real smoothly. During your conference call when we talked about the Clark acquisition, you were saying one of the big synergistic opportunities is cross-selling opportunities between Jevic's current geographic footprint and what you acquired with Clark -- I'm sorry -- size, and what you acquired with Clark. Could you talk about those cross selling opportunities? Is that going on right now? How's the reception been on that?

BERT TRUCKSESS

The integration has gone, as we said very well, and very consistent with what we expected. The bulk of the synergy revenue that we expect from the Clark acquisition we see more as a third and fourth quarter development. There was some in the second quarter, but it's really going to be a strengthening -- a strength benefit for the second half.

JACK WALDO

Have you started cross-selling to national accounts yet?

BERT TRUCKSESS

Only selectively, and, Jack, I would tell you that that's going to get phased in gradually over the entire second half of the year. So there's not a light-switch that we're going to turn and have everything come at once. There's a lot of volume out there in the network right now. We're coming into the peak season; it's very important as we bring on incremental business, that we do so in a way that is consistent with the type of service that these national accounts have been used to. So we want to do it right, and we will phase it in as customer needs and our abilities best match.

JACK WALDO

It sounds like with an increase in back-hauling length with Jevic, possibility for pricing improvement going forward throughout the year, and these cross-selling opportunities, you've got a lot of potential to increase your revenue with the current infrastructure you have. And my question
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is with regard to incremental margins, we've always talked about them at 15 percent; with all these things going in your direction, do you think that incremental margins could be greater for the remainder of this year?

BERT TRUCKSESS

I don't know that they'd be greater. I think that rule of thumb is still a good indicator for us. There's no question that we have some lanes, we have some individual days where volume is quite high. In fact, that's one of the reasons we've also targeted some customers where the historical yields were not appropriate. But when you look beyond those peaks, there's still a lot of valleys, there's still room to build density in the existing geographic market, and I think that 15 percent incremental margins is still valid.

JACK WALDO

Thanks for your time. Once again, congratulations on a nice quarter.

OPERATOR

Jason Seidl, Avondale.

JASON SEIDL

Some of my questions have been answered here Jack. A question -- you mentioned, Bert, favorable pricing trends at Saia. Can you describe how the volume trends tick through the quarter?

BERT TRUCKSESS

Just generally, I would tell you that they did strengthen. And if we -- kind of a rule of thumb -- the core system was up probably more in the seven percent range in April, and closer to a 10 percent amount in June. Actually, when I say core system, I mean pro forma where we add Clark to the prior year, total business pro forma last year to current business this year.

JASON SEIDL

How about for Jevic?

BERT TRUCKSESS

Jevic's trends were pretty consistent each of the individual months. And that was a favorable trend. The other thing to remember, despite that consistency, both companies, in particular Jevic, were at the same time purging some business too. So even with the purging business, we still had consistently strong volumes.

JASON SEIDL

I'm going to assume that the purging or the calling of freight is probably going to be an ongoing thing as capacity gets a little bit tighter towards peak season?

BERT TRUCKSESS

I think that's a fair assumption.

JASON SEIDL
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Question for you, Bert. You integrated Clark Bros., it sounds like that's mostly done now. You're going to concentrate on growing the business there. You're going to be free cash flow positive this year. Would you look, if the right acquisition came up, at adding some more geographic coverage to Saia this year?

BERT TRUCKSESS

The answer would be yes. I can't tell you for sure whether that will be something that we actually do, but we're always looking for the right expansion opportunity at the right time. And in the case of Saia where we are now in 30 states, there's a number of additional states still out there, and we will be looking at either tuck-in acquisition candidates, or organic individual state expansion, which is also a viable option for us. And with Jevic's improved performance, we look forward to the right opportunities for growth and expansion with them as well.

JASON SEIDL

In terms of organic growth at Saia, are there any further terminals coming up for sale at the old consolidated that could help you out?

BERT TRUCKSESS

Possibly, but if we're going to go into new territories, we're probably not going to be looking at --


JASON SEIDL

You'll probably rent first?

BERT TRUCKSESS

We probably look at renting first, because typically the type of volumes you have in your early years are not going to be indicative of where you're going to develop those markets. So you'd either be faced with buying larger terminals that you would grow into, or where rental properties are readily available, you generally will look to lease startup facilities. And then, over time as you develop your market share, then look at more permanent ownership.

JASON SEIDL

Real quick, if you guys can just give me the length of haul for both Saia and Jevic in the quarter, I'd appreciate it.

BERT TRUCKSESS

Let me give you the easy one first. Jevic was essentially flat; it was 745 miles this year versus 747 last year. And Saia's data is not quite as clean, because the old Clark system -- we don't really have good length of haul data for them, which would be in the prior year, or even this year in the pre-integration month of April. Having said that, the data that we do have for Saia was 567 in the current quarter, and 558 last year.

JASON SEIDL

Okay. Thank you much, guys.

OPERATOR

John Barnes, Credit Suisse First Boston.

JOHN BARNES
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Bert, there's been a lot of discussion in recent weeks that some companies saw kind of a deceleration in June, and especially amongst some of the retailers. But certainly there's been others that saw acceleration throughout. Was there any place that you saw any weakness, whether it's an end market that you serve or a geographical region in the US?

BERT TRUCKSESS

I'm sure there would have been some instances of that, but then there are also instances of volumes going the other way. And I come back on our macro data and just say, at Saia we saw it strengthen. And at Jevic, we saw it be consistently strong throughout the quarter despite some purging of freight. So to the extent there were some of those pockets, they were certainly offset by other areas.

JOHN BARNES

Do you have the capability -- internally, do you all have the capability of being able to strip out -- with, obviously, some fudge factor -- whether or not -- there was a deceleration by the closure of USF business with the Northeast kind of offset it, are your systems robust enough to handle that? Or is this -- you're just looking at it, and it could have been some market share. (indiscernible) kind of masked it a little bit?

BERT TRUCKSESS

It's probably -- we have all kinds of systems and data that allow us to track business. And as we move down the organization to individual salespeople who have relationships with accounts, at that level they're going to have a more account-specific feel for might what might be going on in the business. But when you roll the data up, our macro trends, we've discussed those -- of course, we don't always know in a business what portion of their business is being allocated to us differently than maybe how it was in a prior period. I would say this, John; historically, when a fundamental trend is developing in the economy, we certainly have felt that we've been able to see that and read it in our data. And I just did not -- I did not see anything substantial in June, in terms of deceleration.

JASON SEIDL

Sure. Nor do I think you'd have been raising numbers, have you seen that. And lastly, in terms of your plans for expansion, have you got a short-list of population centers that you need to be serving sooner rather than later? And what goes in to the thought process on -- with the obvious answer being there's got to be an obvious acquisition target and a willing seller. But what goes on to the thought process of do we grow out a particular region organically, or do we really aggressively pursue some type of acquisition in a territory?

BERT TRUCKSESS

That's a good question, because there's so many factors that go into whether you go organic or you do tuck-in. A tuck-in acquisition, it requires a willing buyer and seller. But also, when we do our due diligence on a company, because of the various integrations that we've done in the past, our due diligence really focuses not just on the fundamentals of that company but on all the things that would be relevant to whether we think that would be a successful integration in our company. And I can tell you that we've looked at companies in the past that might have served an attractive geographic area that, when we got into the specifics, there were just what we perceived to be some integration issues, in some cases there's a valuation gap. So as you do that, you're always looking at the alternative of organic expansion, where you go in on Day 1 with your operation, with your culture, but unfortunately you go in and Day 1 with zero revenue. So that tends to be the trade-off you look at. And our bias has been to look at adjacent geography. We haven't been one to look at overlap plays, where it's a density game. We feel we're more successful when we're looking at adjacent geography. If you look at our map, and look at where we don't operate at Saia, it's pretty obvious what the adjacent geography would be as the next priority, which would -- our focus would be in the eastern part of the Midwest, east of the Clark area. Then eventually the Northeast.

JOHN BARNES

Guys, I do appreciate your time.

OPERATOR

Ed Wolfe, Bear Stearns.
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JUSTIN YAGERMAN

It's actually Justin Yagerman (ph). I just wanted to get a couple of numbers straight. You guys had talked in the beginning of the call about yield at Saia, and backing out Clark and trying to get to a continuing number there. There was a 1.5 percent year-over-year increase, and a 4.3 percent number thrown out. Just trying to understand the difference between those, and what you guys were actually seeing in terms of rate in the quarter. It's been -- so far, Old Dominion, I think, posted two percent or so in terms of their rate increase, and demand seems to be very strong. I was just trying to get a sense for where you guys are at at capacity and that kind of thing, what the pricing power is feeling like right know.

BERT TRUCKSESS

Probably the easiest one -- the 4.3 that I referenced was looking at revenue per shipment in the current quarter versus revenue per shipment last year, where we take the old Saia and add back Clark. And that was without fuel surcharge. So that's just a straight revenue per shipment calculation. The 1.5 percent that we talked about, that's an estimate that we went through with -- where we took a look at the negative .6 revenue per hundredweight on LTL, excluding fuel surcharge, and we went back and adjusted, essentially, for what are apples and oranges type items. One would be the fact that Clark wasn't in last year's data, that was about half a point of effect. Then we had the impact of weight per shipment, which as it increases, it tends to cause the revenue per hundredweight to look less favorable. And that was about a 2.2 percent impact. We had a -- length of haul was up, and that went the other way. That was about a .9 percent effect going the other way. And then we had about 4/10 of a percent due to some accounting adjustments that were in last year's data that distorted the calculation. So that's just a way to take the .6, which we think for the quarter really didn't accurately reflect some of these noise items, and to reclassify it in a way that's more indicative, which would be the 1.5. Now, in terms of the capacity and the trends, what we saw during the quarter was a strengthening, we certainly saw that as capacity gets tighter, as there's greater opportunities to raise price, I think we're looking at an environment right know whereby the end of the quarter, by the end of the second quarter, certainly the pricing environment was much improved over where it was at the beginning of the quarter.

JUSTIN YAGERMAN

Gadget. If you were to kind of characterize Saia's utilization capacity right know, would it be above 95 percent, or are you guys still kind of in the lower '90s type of range?

BERT TRUCKSESS

I'm not really comfortable expressing a single percent capacity. If you look at our real estate network, among the two companies where we have 138 facilities, we probably have a handful today that are tight. And if we were to grow the business 10 or 15 percent, we might have 10 to 15 that would start feeling some capacity issues. But the bulk of the other facilities could comfortably grow volume at that level. Our fleet is not -- we couldn't do a 10 percent or 15 percent increase in business with our current fleet; we'd have to ramp that up, and -- that means drivers, and we know at Jevic we want to grow the business. And drivers are probably the biggest capacity constraint to higher levels of growth.

JUSTIN YAGERMAN

Is that true at Saia as well?

BERT TRUCKSESS

Not to the same extent. We don't -- we're in good shape on hiring drivers at Saia, but there will be some markets where we recognize that even in Saia the drivers can be tight. But it's been more of a Jevic challenge. A lot of that goes back to the quality of life differences with Jevic's over the road driver, it has characteristics of the time away from home, like you have in the truckload industry. And at Saia where you're operating around a network you do not have that same quality of life problem.

JUSTIN YAGERMAN

That make sense. Usually it's truckload guys who are talking about problems with hiring drivers. Is there ever a point where you would feel that that LTL could -- on the Saia side of things, experience those kinds of issues, at least to a small degree?

BERT TRUCKSESS
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I guess to a small degree they could, but right know, I don't see that as being one of the main challenges to growth for them. It would just be if we had a surge in business, we would need to expand the fleet, expand the employee population, and in a network LTL operation that's easier to do than it is in a truckload or in Jevic's hybrid-type operation.

JUSTIN YAGERMAN

One last question. Just trying to get a sense for what July demand has been like. And also in terms of -- we've heard discussion from some of the retailers, that retail has slowed down a little bit in July. And just wanted to get your take on that, and maybe what percent of both Jevic and Saia are retail, in terms of the revenue.

BERT TRUCKSESS

I guess kind of the rule of thumb we use on retail is it's not a huge segment for Jevic; it's less than 20 percent in size and Saia's operation is kind of in the 40 percent range. And the overall July trends that we're seeing are very encouraging. We're pleased with what we're seeing in July.

JUSTIN YAGERMAN

And that's across the board?

BERT TRUCKSESS

Yes.

JUSTIN YAGERMAN

Thanks for your time, Bert.

OPERATOR

Mike Peasley (ph), BB&T Capital Market.

MIKE PEASLEY

All the good questions have been asked, but let me ask you about insurance quickly. Was that the increase due to recent experience -- I wasn't clear about that -- or development of past claims?

BERT TRUCKSESS

It was accidents within the quarter that we would characterize as being higher severity accidents.

MIKE PEASLEY

So that's more or less just a blip in the quarter then. I missed the tax rate discussion -- Jim, maybe this one is for you -- I did see it's going down a little bit. Can you review the implication there? I wasn't quite clear on that.

JIM BELLINGHAUSEN

Sure. We projected our full year effective tax rate to 40 percent, and basically what we tell people to model effective tax rate is take your book tax provision that you have in (indiscernible) model it, head back -- nondeductible business expenses, which you estimate to be around 2.5 million. If you multiply that by what we believe our marginal tax rate of 38.4 percent, that gives you your book tax provision. And if you divide provision your book tax provision by your the tax income, that's your effective rate. And you apply that to each period in the year.

MIKE PEASLEY

The nondeductibles; is that related to Clark?

JIM BELLINGHAUSEN

No, nondeductible is primarily like your meals and entertainment, that the IRS disallows.

BERT TRUCKSESS

Essentially what it comes down to it, Mike, is that we've got these nondeductible type charges and relative to where we were before, we've raised the pre-tax profitability estimate so those nondeductibles bear a lower percent of our business now.

MIKE PEASLEY

It's a great quarter. The future looks great. I appreciate your time.

OPERATOR

Adrian Dobbs (ph), Hartwell.

ADRIAN DOBBS

Congratulations on a great quarter. What evidence are you seeing that the pricing increases that you're putting through are meeting with resistance, or with recognition of the service propositions being delivered? Do you think the price can stick?

BERT TRUCKSESS

Yes. We're encouraged at what we're seeing in our pricing. We have a portion of our business that is subject to what we call the general rate increase, where, as Jim mentioned in his comments, both Saia and Jevic implemented increases around six percent. And we're pleased with what we're seeing there. And the larger portion of our business is subject to individually-negotiated contracts. They are still very competitive, and it's certainly not just the dominant sellers market, but we're finding greater success in being able to get larger increases in those negotiations then we were going back in time.

ADRIAN DOBBS

When you look at Jevic and you look at the success you had in the second quarter with back-haul improvements there, how much more improvement do you think or can you aim to achieve looking out over the next 6 to 12 months in that kind of area? Have we seen most of the improvement, or is there still more to come?

BERT TRUCKSESS

Jevic has meaningful upside, and one of the things that really encourages me about their efforts is as much as they improved in the second quarter, when I sit down with the management team and we go over their different initiatives, when they review what their successes are, we're also looking at things that are still out there that we see as good opportunity for operational cost improvement, and at the same time service enhancement. And while all that is going on, the sales and marketing organization is doing a great job at balancing volume growth with pricing, and they've had to go out and purge some business as well. And they've been able to do that and still develop net trends favorable price and volume. And all of these things both on operations and sales and marketing, there's still a lot of additional potential out there. Not only for the second half, but going into next year.

ADRIAN DOBBS

If we look historically at the strong periods of the economy, and you look at Jevic's OR, what was sort of the best OR ratio that we've had historically?

BERT TRUCKSESS

Jevic had a number of years where they operated in kind of a 92.5 type range,
92.5 to 93. Jevic is a business that is much more closely tied to the industrial economy, so the decline in the economy and the last several years adversely affected them to a greater extent, and those economies are coming back. I'm encouraged at economic projections that we read about, that have industrial production this year still projected to be in excess of five percent, and for 2005 the consensus projection that we look at it is also over five percent. So that kind of core industrial economy growth bears well for Jevic. And Saia, but in particular Jevic.

ADRIAN DOBBS

Congratulations on a phenomenal quarter.

OPERATOR

Ken Cassidy (ph), Cassidy Investments.

KEN CASSIDY

Back to the accident expenses. Did you determine why these are happening -- bad driving, or just look of the draw, or bad weather?

BERT TRUCKSESS

No, and -- because these involve items of litigation we don't really talk about the specifics of any. But we're in a business where we have a $2 million deductible. And overtime, our business will have severe accidents from time to time, and they just don't happen on average; they happen in individual days of individual months. And sometimes you have accounting periods that have more frequency and/or severity. We take our safety very seriously; it is one of our core business priorities to be best in class, to improve our frequency trends, to do everything we can when we've had an accident to control our costs and -- but unfortunately, we're in a business where, from time to time, you will have some severe accidents. And we just had a higher incidence in the second quarter of severe accidents at Saia than has been our historical norm. And having said that, we're going to have future quarters that we'll have better experience and we'll have some other quarters that will have this. And it's of the reasons we list in our risk factors, the volatility component of this. Just because you go back a few years, we weren't carrying deductibles that were as large as we have today.

KEN CASSIDY

I don't mind self-insuring; that's fine. I just wonder if there's some management structure you can (indiscernible) but you can't talk about it. So how do we eliminate the accidents or minimize them?

BERT TRUCKSESS

That's our goal. And again, safety is of critical importance to us. And the goal is to be best in class, and we're continuing to try to make even greater improvements there.

OPERATOR

Thom Albrecht, BB&T.

THOM ALBRECHT

I missed the first few minutes; I've been cut out a couple of times here on the call. I was just curious in your guidance, did you give any approximate revenue or operating ratio assumptions behind what's driving those earnings per share guidance figures?

BERT TRUCKSESS

No we didn't. We kind of keep our guidance at the macro level, and we're probably even more so right now. Because on the revenue side we're looking at both volume and price, and I could just tell you we expect both operating companies to have improved second half performance. And at Saia where we've got the benefit of the Clark acquisition, we expect some of those synergy benefits to expand in the second half.

THOM ALBRECHT

Okay. And right now, you really seen no material defection in revenues at Clark. I assume you probably addressed that in the beginning?

BERT TRUCKSESS

Actually, we didn't talk specifically about that. I would tell you that our sense is that overall, the business at the old Clark territory and the former Saia networks are both fundamentally operating at significantly improved levels in terms of volume growth. We now no longer have the ability to really segregate what's Clark and what's Saia. But our sense is that the overall positive trends are valid at both, and we expect those trends to further strengthen in the second half as our synergy opportunities expand.

THOM ALBRECHT

Okay, good. Keep up the good work. We'll talk to you soon.

OPERATOR

I would now like to turn the call back over to Bert Trucksess for closing remarks.

BERT TRUCKSESS

That concludes our comments. We thank you for joining us today, and we look forward to talking to everyone again in October. Thanks.

OPERATOR

This concludes today's conference call. You may now disconnect.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions.

This transcript contains these types of statements, which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations in this release. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; labor relations; cost and availability of qualified drivers; governmental regulations, including but not limited to Hours of Service, engine emissions and Homeland Security; cost and availability of fuel; inclement weather; integration risks; competitive initiatives and pricing pressures; self-insurance claims and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's SEC filings.